UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2018

Willis Towers Watson Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	001-16503	98-0352587
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Willis Group Limited, 51 Lime Street, London, EC3M 7DQ, England and Wales

(Address, including Zip Code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (011) 44-20-3124-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 18, 2018, Willis Towers Watson Public Limited Company (the “Company”) announced that it has extended its contract with John J. Haley, Chief Executive Officer, through January 1, 2021, on which date Mr. Haley plans to retire.

In light of Mr. Haley’s continued leadership of the Company, and in order to facilitate an orderly succession of the Chief Executive Officer position, the Company and Mr. Haley entered into an amendment (the “Amendment Agreement”) to that certain employment agreement, dated as of March 1, 2016, by and between the Company and Mr. Haley (the “Employment Agreement”). The Amendment Agreement is attached as Exhibit 99.2 and incorporated herein by reference.

Pursuant to the Amendment Agreement, which will be effective as of January 1, 2019, the Employment Agreement shall remain in full force and effect except for the following material amendments:

The term of Mr. Haley’s employment will be extended to January 1, 2021. The Company has also agreed to grant Mr. Haley performance-based restricted share units (“PSUs”) in February 2019 and February 2020 with a target value equal to $9.2 million in 2019 and $9.6 million in 2020. Such PSUs will be subject to all of the same terms and conditions as the awards made to the other members of the Operating Committee of the Company in each year, unless otherwise agreed by Mr. Haley and the Company. Pursuant to his existing contract, Mr. Haley will not be receiving any long-term incentive grants in 2018.

Mr. Haley will also receive $1 million in deferred compensation contributions at the beginning of each year of service (January 1, 2019 and January 1, 2020), each with a one-year cliff-vesting period, plus an additional $520,000 contribution upon his retirement on January 1, 2021 (collectively, the “Deferred Compensation Contributions”). These contributions will be credited to the Company’s Non-Qualified Deferred Savings Plan for U.S. Employees (as amended from time to time, the “Deferred Compensation Plan”) and paid out in cash at the same time as his other retirement benefits, provided that upon any termination of Mr. Haley’s employment due to, among other reasons, death, disability, or without Cause (as defined in the Employment Agreement) or Good Reason (as defined in the Employment Agreement), any Deferred Compensation Contributions made prior to such date of termination shall be vested in full and paid in accordance with the Deferred Compensation Plan. Interest at an annual rate of 4.5% shall be credited to each of the Deferred Compensation Contributions from the date of contribution until the date of payment. The Company has amended the Deferred Compensation Plan to provide for the 4.5% interest crediting rate.

The Company’s related press release is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description

99.1	Willis Towers Watson Press Release, dated as of July 18, 2018.

99.2	Amendment to Employment Agreement, dated as of July 18, 2018, by and between the Company and John J. Haley.

99.3	Amendment 2018-1 to the Willis Towers Watson Non-Qualified Deferred Savings Plan for U.S. Employees, dated July 18, 2018.

99.4	Employment Agreement, dated as of March 1, 2016, by and between the Company and John J. Haley (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by the Company on March 1, 2016).

99.5	Willis Towers Watson Non-Qualified Deferred Savings Plan for U.S. Employees (as amended and restated effective January 1, 2017) (incorporated by reference to Exhibit 10.1 to the Form 10-Q filed by the Company on November 7, 2016).

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2018	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

	By:	/s/ Matthew Furman
Name: Matthew Furman
Title: General Counsel